        EXHIBIT 10.3
BERKELEY LIGHTS INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), entered into as of March 8, 2022 and is effective as of such date provided that employment will not commence until tthe Effective Date (as defined below), is between Berkeley Lights, Inc., a Delaware corporation (the “Company”) and Siddhartha Kadia, PhD (“Executive” and, together with the Company, the “Parties”).

WHEREAS, Executive presently serves as a non-employee member of the Company’s board of directors and this Agreement shall not affect such service (other than with respect to committees that Executive presently serves on);

WHEREAS, the Company now desires to assure itself of the services of Executive by engaging Executive to perform services as an employee of the Company effective as of March 9, 2022 (the date Executive actually commences employment with the Company, the “Effective Date”) under the terms hereof; and

WHEREAS, Executive desires to provide services to the Company on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.Employment.

(a)General. The Company shall employ Executive upon the terms and conditions provided herein effective as of the Effective Date.

(b)Position and Duties. Effective as of the Effective Date, Executive: (i) shall serve as the Company’s sole Chief Executive Officer, with responsibilities, duties, and authority usual and customary for such position, subject to direction by the Board of Directors of the Company (the “Board”); (ii) shall report directly to the Board; and (iii) agrees to comply with all present and future written policies, requirements, rules and regulations, and reasonable directions and requests by the Board, of the Company in connection with the Company’s business. At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates in such other capacities in addition to the foregoing as the Company shall designate, provided that such additional capacities are consistent with Executive’s position as the Company’s sole Chief Executive Officer. In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation shall not automatically be increased on account of such additional service.

(c)Principal Office. Executive shall primarily perform services for the Company at the Company’s offices located in Emeryville, California or, with the Company’s consent, at any other place in connection with the fulfillment of Executive’s role with the Company; provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company’s business. In the event the

Company establishes an office in San Diego, Executive and the Board shall mutually agree to revisit this Section 1(c) and the housing stipend in Section 3(d) in reasonable good faith.

(d)Exclusivity. Except with the prior written approval of the Board (which the Board may grant or withhold in its sole and absolute discretion), Executive shall devote Executive’s best efforts and full working time, attention, and energies to the business of the Company, except during any paid vacation or other excused absence periods. Notwithstanding the foregoing, Executive may, without violating this Section 1(d), (i) as a passive investment, own publicly traded securities in such form or manner as will not require any services by Executive in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; or (iii) engage in other personal passive investment activities, in each case, so long as such interests or activities do not materially interfere to the extent such activities do not, individually or in the aggregate, interfere with or otherwise prevent the performance of Executive’s duties and responsibilities hereunder. Executive may also serve as a member of the board of directors or board of advisors of another organization provided (i) such organization is not a competitor of the Company; (ii) Executive receives prior written approval from the Board; and (iii) such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect, or raise a conflict under the Company’s conflict of interest policies. For the avoidance of doubt, the Board has approved Executive’s service with those organizations set forth on Exhibit A, such approval to continue until such time as such service interferes with the performance of Executive’s duties under this Agreement, violates the Company’s standards of conflict or raises a conflict under the Company’s conflict of interest policies.

2.Term. The period of Executive’s employment under this Agreement shall commence on the Effective Date and shall continue until Executive’s employment with the Company is terminated pursuant to Section 5. The phrase “Term” as used in this Agreement shall refer to the entire period of employment of Executive by the Company.

3.Compensation and Related Matters.

(a)Annual Base Salary. During the Term, Executive shall receive a base salary at the rate of $700,000 per year (as may be adjusted from time to time, the “Annual Base Salary”), subject to withholdings and deductions and pro-rated for any partial employment during the Term, which shall be paid to Executive in accordance with the customary payroll practices and procedures of the Company (but with pro-rata installments at least once per calendar month). Such Annual Base Salary shall be reviewed and subject to increase by the Board not less than annually.

(b)Annual Bonus. Executive shall be eligible to receive a discretionary annual bonus based on Executive’s achievement of performance objectives established by the Board, such bonus to be targeted at 100% of Executive’s Annual Base Salary (the “Annual Bonus”). Any Annual Bonus shall be paid at the same time annual bonuses are paid to other executives of the Company generally, subject to Executive’s continuous employment through the last day of the applicable performance year. Notwithstanding the foregoing, for calendar year 2022, Executive shall be guaranteed his Annual Bonus assuming achievement of performance goals at 100% of target, pro-rated for his partial service from the Effective Date through December 31, 2022, subject to his continued employment with the Company through December 31, 2022.

Such guaranteed target Annual Bonus for calendar 2022 shall be paid to Executive, less applicable withholdings and deductions, prior to March 15, 2023.

(c)Benefits. Executive shall be entitled to participate in such employee and executive benefit plans and programs as the Company may from time to time offer to provide to its executives, subject to the terms and conditions of such plans. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any particular plan or benefit. Executive’s prior and future services to the Company shall be (i) indemnified by the Company to the maximum extent permitted by law and (ii) covered under a Company paid directors and officers errors and omissions liability insurance policy.

(d)Housing Stipend. The Company and Executive agree that for each of the first twelve (12) calendar months that occur during the Term (including, without limitation, April 2022), the Company shall pay to Executive an additional amount in cash equal to $10,000 for temporary lodging and travel expenses associated with Executive’s travel to the Company’s headquarters. Such payment shall be payable to Executive on the first payroll of each calendar month, less applicable withholdings and deductions, subject to Executive’s continued service through the applicable payment date. For the avoidance of doubt, this housing stipend shall only be payable for the first twelve (12) calendar months of the Term.

(e)Business Expenses. The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as are in effect from time to time. Such business expense reimbursement shall include the Company directly paying Executive’s counsel for any and all legal fees and related costs actually incurred in connection with this Agreement and any related agreements, up to a maximum amount of $25,000. Such payment shall be made in 2022 and within thirty (30) days of receiving appropriate documentation related to these legal fees/costs.

(f)Vacation. Executive will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

(g)No Mitigation or Offset. Executive shall have no duty of mitigation and there shall be no right of offset with respect to any compensatory payment or benefit provided (or to be provided) to Executive under this Agreement or any other agreement or plan.

4.Equity Awards.

(a)Initial RSUs. Within 15 days after the Effective Date, Executive shall be granted under the Company’s 2020 Incentive Award Plan (“Plan”) that number of restricted stock units underlying the Company’s common stock (the “RSUs”), which represents 1.5% of the Outstanding Common Shares (as defined below) as of the date of the Public Announcement (as defined below) rounded down to the nearest whole share, provided that Executive is employed by the Company on the date of grant. Subject to Executive remaining as a “Service Provider” (as defined in the Plan) through the applicable vesting date, 1/12th of the total number of RSUs will vest and be settled on each quarterly anniversary of the Effective Date.

(b)Initial Stock Option. Within 15 days after the Effective Date, Executive shall be granted under the Plan an option to purchase that number of shares of the Company’s common stock (the “Initial Option”), which represents 0.5% of the Outstanding Common Shares as of the date of the Public Announcement rounded down to the nearest whole share, with an exercise price per share equal to the fair market value of a share of the Company’s common stock on the date of grant, provided that Executive is employed by the Company on the date of grant. Subject to Executive remaining as a “Service Provider” (as defined in the Plan) through the applicable vesting date, 1/12th of the total number of shares subject to the Initial Option will vest on each quarterly anniversary of the Effective Date.

(c)Performance Stock Option. Within 15 days after the Effective Date, Executive shall be granted under the Plan an option to purchase that number of shares of the Company’s common stock (the “Performance Option” and, collectively with the RSUs and the Initial Option, the “Equity Awards”), which represents 1.0% of the Outstanding Common Shares as of the date of the Public Announcement rounded down to the nearest whole share, with an exercise price per share equal to the fair market value of a share of the Company’s common stock on the date of grant, provided that Executive is employed by the Company on the date of grant. Vesting and exercisability of the shares subject to the Performance Option shall be contingent on the satisfaction of both a service-based requirement (the “Service-Based Requirement”) and a performance-based requirement (the “Performance-Based Requirement”).

(i)Service-Based Requirement: The Service-Based Requirement will be incrementally satisfied as to 20% of the shares subject to the Performance Option on each anniversary of the Effective Date, subject to Executive remaining as a “Service Provider” (as defined in the Plan) through such date. The Service-Based Requirement shall be deemed satisfied in full in the event Executive experiences a Covered Termination (as defined in the Severance Agreement, defined below), effective as of immediately prior to the “Termination of Service” (as defined in the Plan), subject to Executive otherwise complying with the requirements set forth in the Severance Agreement.

(ii)Performance-Based Requirement: Upon the occurrence of a Determination Date prior to the “Termination Date” (as defined below), the Performance-Based Requirement will be satisfied in respect of that percentage of the total number of shares subject to the Performance Option determined based on the Stock Value being at least equal to the applicable Stock Price Goal in accordance with the following table. For avoidance of doubt, upon the achievement of a Stock Price Goal, any Stock Price Goal with a lower threshold value will also then have been achieved if not previously satisfied.

Stock Price Goal	Number of Performance-Based Shares that incrementally vest upon Achievement of a Stock Price Goal
Stock Price Goal 1	20% of the total Performance Option shares
Stock Price Goal 2	20% of the total Performance Option shares
Stock Price Goal 3	20% of the total Performance Option shares
Stock Price Goal 4	20% of the total Performance Option shares
Stock Price Goal 5	20% of the total Performance Option shares

Only if the Determination Date is as a result of a Change in Control (as defined in the Severance Agreement) and the Stock Price Goal achieved is between the above levels as of such Change in Control, the percentage of shares that will satisfy the Performance-Based Requirement shall be determined using linear interpolation. For the avoidance of doubt, if the Determination Date for the shares occurs as a result of a Change in Control, the Performance-Based Requirement shall be deemed satisfied immediately prior to the closing of such Change in Control in which such metrics will be achieved, rather than after the closing of such transaction.

Notwithstanding the foregoing, even if a Stock Price Goal is not achieved as a result of a Change in Control, at a minimum that number of shares subject to the Performance Option shall be accelerated such that the Stock Value Executive is eligible to receive with respect to the shares subject to the Equity Awards in the Change in Control is equal to at least $8,000,000. In the event the Stock Value Executive is eligible to receive with respect to the shares subject to the Equity Awards (after giving effect to full acceleration of the shares subject to the Performance Option) is less than $8,000,000 in the aggregate, then the Company shall pay to Executive a one-time cash bonus equal to the difference between (i) $8,000,000 and (ii) the Stock Value in the Change in Control Executive is eligible to receive with respect to the shares subject to the Equity Awards. Such cash bonus shall be payable upon the closing of the Change in Control, less applicable withholdings and deductions, subject to Executive not experiencing a Termination of Service prior to such date. Notwithstanding the foregoing, in the event Executive experiences a Covered Termination during a Change in Control Period (each as defined in the Severance Agreement), then Executive shall remain eligible to receive such cash bonus, payable at the closing of the Change in Control, provided Executive otherwise complies with the requirements in Section 4 of the Severance Agreement.

(iii)Vesting of Shares Following Satisfaction of Both Service-Based and Performance-Based Requirements: No shares subject to the Performance Option will vest or become exercisable (in whole or in part) if only one (or if neither) of the Service-Based Requirement and the Performance-Based Requirement is satisfied. If both the Service-Based Requirement and the Performance-Based Requirement are satisfied, each share subject to the Performance Option will vest and become exercisable on the first date upon which both of those requirements were satisfied with respect to that particular share.

(iv)Termination of Shares Subject to the Performance Option: The shares subject to the Performance Option shall terminate upon the first to occur of the following (such date, the “Termination Date”): (i) solely in respect of shares for which the Service-Based Requirement or the Performance-Based Requirement has not been satisfied, the date of Executive’s Termination of Service (subject to any accelerated vesting for the Service-Based Requirement), (ii) solely in respect of shares for which both the Service-Based Requirement and the Performance-Based Requirement has been satisfied, twelve (12) months following Executive’s Termination of Service, (iii) the tenth (10th) anniversary of the date of grant, (iv) in the event none of the Performance-Based Requirements have been satisfied as of the consummation of a Change in Control, the closing of such Change in Control, (v) in the event the Performance-Based Requirement has been satisfied as of the consummation of a Change in Control, the closing of such Change in Control in which the Performance Option is not assumed, continued or substituted for (as determined under Sections 9.2 or 9.3 of the Plan) or (vi) for any shares which have not satisfied the Performance-Based Requirement, the seventh anniversary of the Effective Date.

Notwithstanding the foregoing, all of the shares subject to the Performance Option, including any vested and non-vested portion, terminate immediately upon Executive’s Termination of Service for Cause (as defined in the Severance Agreement).

(v)Definitions:

(1)“Base Price” shall mean the closing trading price per share of the Company’s common stock as of the last trading day prior to the public announcement of Executive becoming the Company’s Chief Executive Officer (the “Public Announcement”).

(2)“Determination Date” means the occurrence of (i) a Change in Control or (ii) any date (prior to a Change in Control) when the Stock Value first equals or exceeds a Stock Price Goal. Determination Dates are eligible to occur any time following the Effective Date until the earlier to occur of (a) the date 100% of the shares subject to the Performance Option have satisfied the Performance-Based Requirement and (b) the Termination Date.

(3)“Stock Price Goal” means one of the below five separate stock price threshold values which each reflect a multiple of the Base Price:

Stock Price Goal	Threshold Value
Stock Price Goal 1	200% of Base Price
Stock Price Goal 2	400% of Base Price
Stock Price Goal 3	800% of Base Price
Stock Price Goal 4	1500% of Base Price
Stock Price Goal 5	2000% of Base Price

(4)“Stock Value” means: (I) upon the date of a Change in Control, the dollar amount of cash and the value of any securities or other property paid to the holders of shares of Company common stock as consideration in a Change in Control, on a per common share basis (and in the case of a Change in Control that is an asset sale, any additional consideration paid to the Company but not to the holders of common stock, on a per share basis, had such amounts been paid to the holders of Shares), as reasonably determined in good faith by the Board (but in all cases not inconsistent with the value ascribed to such items in the Change in Control transaction documents); and (II) upon any date between the 90th day after the Public Announcement and the day before a Change in Control, the average of the closing trading price per share of the Company’s common stock over the immediately trailing 90 day period.

(vi)Adjustments. In the event that any dividend or other distribution (whether in the form of cash, shares of the Company’s common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger (except for a Change in Control), consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares of the Company’s common stock or other securities of the Company, or other change in the corporate structure of the Company affecting the shares of the Company’s common stock occurs (other than any ordinary dividends or other ordinary distributions), the Board, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Performance Option, shall (consistent with Section 9.1 in the Plan) make appropriate proportionate and equitable adjustments to the Stock Price Goal(s) set forth above to the extent such Stock Price Goal(s) have not yet been achieved.

(d)Generally. The Equity Awards, and any shares acquired upon exercise, will be subject to the terms and conditions of the Plan and an individual award agreement to be entered into between Executive and the Company (provided that such other terms are not inconsistent with the terms of this Agreement). For the purposes of this Agreement, “Outstanding Common Shares” shall be the number of outstanding shares of common stock of the Company, as of the close of the business day preceding the date of determination. Executive shall be permitted in satisfying the payment for any applicable exercise price with respect to the Initial Option and/or the Performance Option through net exercise. Executive may also elect in his discretion to implement a SEC Rule 10b5-1 trading plan in accordance with the Securities Act of 1933.

(e)Future Awards. Commencing in calendar year 2025, Executive shall be eligible for annual stock options and other equity awards as may be determined by the Board.

5.Termination.

(a)At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. This means that it is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly-authorized officer of the Company. If Executive’s employment terminates for any lawful reason, Executive shall not be entitled to any payments, benefits, damages, award, or compensation other than as provided in this Agreement.

(b)Notice of Termination. During the Term, any termination of Executive’s employment by the Company or by Executive (other than by reason of death) shall be communicated by written notice (a “Notice of Termination”) from one Party hereto to the other Party hereto (i) indicating the specific termination provision in this Agreement or the Severance Agreement, as defined below, relied upon, if any, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifying the Date of Termination (as defined below). The failure by the Company to set forth in the Notice of Termination all of the facts and circumstances which contribute to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing their rights hereunder. The failure by the Executive to set forth in the Notice of Termination all of the facts and circumstances which contribute to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing their rights hereunder.

(c)Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the date of the termination of Executive’s employment with the Company specified in a Notice of Termination.

(d)Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and board memberships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

(e)Executive’s Obligations upon Termination.

(i)Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder; provided the Company shall indemnify and hold harmless Executive with respect to any such cooperation and promptly reimburse Executive for Executive’s reasonable costs and expenses (including legal counsel selected by Executive and reasonably acceptable to the Company) and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake.

(ii)Return of Company Property. Executive hereby acknowledges and agrees that all Company Property (as defined below) and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else). For purposes of this Agreement, “Company Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, laptop computers, docking stations, cellular and portable telephone equipment, personal digital assistant (PDA) devices and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates. Following Termination of Service, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates.

6.Consequences of Termination.

(a)Payments of Accrued Obligations upon all Terminations of Employment. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within 30 days after Executive’s Date of Termination (or such earlier date as may be required by applicable law): (i) any portion of Executive’s Annual Base Salary earned through Executive’s Date of Termination not theretofore paid, (ii) any expenses owed to Executive under Section 3, (iii) any accrued but unused paid time- off owed to Executive, (iv) any Annual Bonus earned but unpaid as of the Date of Termination, and (v) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs, or arrangements under Section 3, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements. Except as otherwise set forth in Section 6(b), the payments and benefits described in this Section 6(a) shall be the only payments and benefits payable in the event of Executive’s termination of employment for any reason.

(b)Severance Payments. Executive shall be eligible for certain severance payments and benefits upon qualifying terminations of employment as set forth in that certain Change in Control and Severance Agreement by and between the Company and Executive, executed between the Parties as of the date of this Agreement (the “Severance Agreement”).

7.Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive, and their respective successors, assigns, personnel, and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will, operation of law, or as otherwise provided herein.

8.Miscellaneous Provisions.

(a)Confidentiality Agreement; Work Eligibility. As a condition of Executive’s employment with the Company, Executive shall execute and abide by the Company standard form proprietary information and inventions assignment agreement (the “Confidentiality Agreement”). As a condition of Executive’s employment with the Company, Executive is required to provide evidence of Executive’s identity and eligibility for employment in the United States.

(b)Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California, without giving effect to any principles of conflicts of law, whether of the State of California or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

(c)Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(d)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

(e)Entire Agreement. The terms of this Agreement, together with the Confidentiality Agreement and the Severance Agreement, are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral, regarding Executive’s service to the Company. The Parties further intend that this Agreement, together with the Severance Agreement and Confidentiality Agreement, shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement or the Confidentiality Agreement. Notwithstanding the foregoing, in the event of any conflict between the terms of any other agreement or Company policy and the terms of this Agreement, the terms of this Agreement shall prevail and govern.

(f)Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by Executive and a duly authorized representative of the Company. By an instrument in writing similarly executed, Executive or a duly authorized representative of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g)Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved solely and exclusively by final and binding arbitration held in Alameda County, California through JAMS in conformity with the then-existing JAMS employment arbitration rules, which can be found at https://www.jamsadr.com/rules-employment-arbitration/. The arbitration provisions of this Agreement shall be governed by and enforceable pursuant to the Federal Arbitration Act. In all other respects for provisions not governed by the Federal Arbitration Act, this Agreement shall be construed in accordance with the laws of the State of California, without reference to conflicts of law principles. The arbitrator shall: (a) provide adequate discovery for the resolution of the dispute; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall award the prevailing Party attorneys’ fees and expert fees, if any. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them under Section 8(a), and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to seek injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Section 8(a), none of the Parties shall raise the defense, without a good faith basis for raising such defense, that there is an adequate remedy at law. Executive and the Company understand that by agreement to arbitrate any claim pursuant to this Section 8(g), they will not have the right to have any claim decided by a jury or a court, but shall instead have any claim decided through arbitration. Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities. Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding. The Company shall pay for all arbitration costs and fees that Executive would not have incurred if the dispute had been resolved in a court of law.

(h)Enforcement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

(i)Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)If to the Company, to the Board at the Company’s headquarters,

(ii)If to Executive, to the last address that the Company has in its personnel records for Executive, or

(iii)At any other address as any Party shall have specified by notice in writing to the other Party.

(j)Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(k)Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

9.Prior Employment. Executive represents and warrants that Executive’s acceptance of employment with the Company has not breached, and the performance of Executive’s duties hereunder will not breach, any duty owed by Executive to any prior employer or other person. Executive further represents and warrants to the Company that (a) the performance of Executive’s obligations hereunder will not violate any agreement between Executive and any other person, firm, organization, or other entity; (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by Executive entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement; and (c) Executive’s performance of Executive’s duties under this Agreement will not require Executive to, and Executive shall not, rely on in the performance of Executive’s duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of Executive.

10.Section 409A. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company that Executive has received advice of tax counsel of a national reputation with expertise in Section 409A that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such determination, the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A. Notwithstanding any provision to the contrary in this Agreement: (i) no amount or benefit that constitutes “deferred compensation” under Section 409A shall be provided pursuant to this Agreement unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (“Separation from Service”);
(ii)for purposes of Section 409A, Executive’s right to receive installment payments shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31st of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

11.Employee Acknowledgement. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

The Parties have executed this Agreement as of the date set forth at the start of the Agreement.

BERKELEY LIGHTS, INC

By:	/s/ Gregory T. Lucier

Name:	Gregory T. Lucier
Title:	Chairman of the Board

EXECUTIVE

By:	/s/ Siddhartha Kadia

Name:	Siddhartha Kadia, PhD

Address:

EXHIBIT A

Affiliations

Executive is a currently a member of the board of directors of the below entities: Public

•Isoplexis (Nasdaq: ISO)

•NuVasive (Nasdaq: NUVA)

•ALS limited (ASX: ALQ)

Private

•Bioskryb Genomics

•ATS

•SeQureDx